EXPENSE WAIVER AND

                             REIMBURSEMENT AGREEMENT

     THIS AGREEMENT is made this 14th day of August 2001, between Kit Cole Investment Trust, a Delaware Trust (a "Trust") and Kit Cole Investment Advisory Services, Inc., a California corporation (hereinafter called the "Advisor").

                               W I T N E S S E T H

     WHEREAS, the Advisor has entered into an Investment Advisory Agreement with the Trust, pursuant to which the Advisor agrees to provide, or arrange for the provision of, investment advisory and management services to the Trust; and

     WHEREAS, the Trust and the Advisor believe that capping the total expenses of shares of Kit Cole Strategic Growth Fund (the "Fund") of the Trust will enable the Fund to target niches within the load and no-load product market and will benefit the Fund;

     NOW, THEREFORE, the parties hereto do hereby agree as follows:

     1. EXPENSE WAIVER AND REIMBURSEMENT BY THE ADVISOR. The Advisor agrees to waive all or a portion of its management fee and, if necessary, to bear certain other expenses, associated with operating the Fund to the extent necessary to limit the Fund's annualized expenses to the annual rate of 2.00% of average daily net assets for the period from September 29, 2001 to September 29, 2002.

     2. DUTY OF FUND TO REIMBURSE. The Fund agrees to reimburse the Advisor such waived fees (but not expenses borne) in later years provided, however, that the Fund is not obligated to pay any such waived fees more than five years after the end of the fiscal year in which the fee was waived.

     3. ASSIGNMENT. No assignment of this Agreement shall be made by the Advisor without the prior consent of the Trust.

     4. DURATION AND TERMINATION. This Agreement shall be effective for the period from September 29, 2001 to September 29, 2002., and shall continue in effect thereafter unless terminated by either of the parties hereto upon written notice to the other of not less than five days. This Agreement shall
automatically   terminate  upon  the  termination  of  the  Investment  Advisory
Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KIT COLE INVESTMENT TRUST            KIT COLE INVESTMENT ADIVSORY SERVICES, INC.

By /s/ Jeff Tappan                   By /s/ Kit M. Cole
   ---------------------                -----------------------
Name: Jeff Tappan                    Name:    Kit M. Cole
Title: Chief Executive Officer       Title:   Chief Executive Officer